MANAGEMENT CONTRACT

This Management Contract is dated as of July 26, 2017, between PUTNAM PANAGORA MANAGED FUTURES STRATEGY LTD., a Cayman Islands exempted company (the “Company”) and wholly owned subsidiary of PUTNAM PANAGORA MANAGED FUTURES STRATEGY, a series of PUTNAM INVESTMENT FUNDS, a Massachusetts business trust (the “Fund”), and PUTNAM INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Fund has retained the Manager to provide investment advisory services pursuant to a management contract dated as of July 26, 2017, as may be amended from time to time (the “Fund Management Contract”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.                 SERVICES TO BE RENDERED BY MANAGER TO COMPANY.

(a)              The Manager, at its expense, will furnish continuously an investment program for the Company, will determine what investments will be purchased, held, sold or exchanged by the Company and what portion, if any, of the assets of the Company will be held uninvested and will, on behalf of the Company, make changes in such investments. Subject always to the control of the directors of the Company (the “Directors”), the sole shareholder of the Company, and the Trustees of the Fund, the Manager will also manage, supervise and conduct the other affairs and business of the Company and matters incidental thereto. In the performance of its duties, the Manager will comply with the provisions of the Memorandum and Articles of Association of the Company and the Fund Management Contract and the stated investment objectives, policies and restrictions of the Fund, will use its best efforts to safeguard and promote the welfare of the Company and to comply with other policies which the Directors or the Trustees of the Fund may from time to time determine and will exercise the same care and diligence expected of the Directors.

(b)             The Manager, at its expense, will place all orders for the purchase and sale of portfolio investments for the Company’s account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager will use its best efforts to obtain for the Company the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Company the most favorable price and execution available, the Manager, bearing in mind the Company’s best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction, taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Directors of the Company may determine, the Manager will not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused the Company to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of

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the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Company and to other clients of the Manager, including the Fund, as to which the Manager exercises investment discretion. The Manager agrees that in connection with purchases or sales of portfolio investments for the Company’s account, neither the Manager nor any officer, director, employee or agent of the Manager shall act as a principal or receive any commission other than as provided in Section 3.

(c)             The Manager shall authorize and permit any of its directors, officers and employees, who may be elected or appointed as, or otherwise become, Directors or officers of the Company, to serve in such capacities.

(d)             The Manager will not be obligated to pay any expenses of or for the Company not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 3.

(e)             Subject to the prior approval of the sole shareholder of the Company, the Manager may, from time to time, delegate to a sub-adviser any of the Manager’s duties under this Contract, including the management of all or a portion of the assets being managed. In all instances, however, the Manager must oversee the provision of delegated services, the Manager must bear the separate costs of employing any sub-adviser, and no delegation will relieve the Manager of any of its obligations under this Contract.

2.                 OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, officers, employees and Directors of the Company may be a shareholder, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Company. It is also understood that the Manager and any person controlled by or under common control with the Manager may have advisory, management, service or other contracts with other organizations and persons and may have other interests and business.

3.                 COMPENSATION TO BE PAID BY THE COMPANY TO THE MANAGER.

The Company will pay to the Manager as compensation for the Manager’s services rendered and for the expenses borne by the Manager pursuant to paragraphs (a) and (b) of Section 1, a fee, based on the Company’s Average Net Assets, computed and paid monthly at the annual rate set forth on Schedule A attached to this Contract, as from time to time amended. The Company’s “Average Net Assets” means the average of all of the determinations of the Company’s net asset value at the close of business on each business day during each month while this Contract is in effect. The fee is payable for each month within 15 days after the close of the month.

The fees payable by the Company to the Manager pursuant to this Section 3 will be reduced by any commissions, fees, brokerage or similar payments received by the Manager or any affiliated person of the Manager in connection with the purchase and sale of portfolio investments of the Company, less any direct expenses approved by the Trustees of the Fund incurred by the Manager or any affiliated person of the Manager in connection with obtaining such payments.

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In the event that expenses of the Company for any fiscal year exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of the Fund are qualified for offer or sale, the compensation due the Manager for such fiscal year will be reduced by the amount of excess by a reduction or refund thereof. In the event that the expenses of the Company exceed any expense limitation which the Manager may, by written notice to the Company, voluntarily declare to be effective subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager will be reduced, and if necessary, the Manager will assume expenses of the Company, to the extent required by the terms and conditions of such expense limitation.

If the Manager serves for less than the whole of a month, the foregoing compensation will be prorated.

4.                 ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

This Contract will automatically terminate, without the payment of any penalty, in the event of its assignment, provided that no delegation of responsibilities by the Manager pursuant to Section 1(e) will be deemed to constitute an assignment. No provision of this Contract may be changed, waived, discharged or terminated unless approved by both parties hereto and the sole shareholder of the Company.

5.                 EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

This Contract is effective upon its execution and will remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4 or terminated in accordance with the following paragraph) through June 30, 2018, and will continue in effect from year to year thereafter so long as its continuance is approved at least annually by (i) the Trustees of the Fund, or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval.

This Contract will terminate:

(a)	At the time the Fund Management Contract is terminated or otherwise ceases to remain in effect, or

(b)	Upon not less than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, by either party to the other party or by the Trustees of the Fund.

Termination of this Contract pursuant to this Section 5 will be without the payment of any penalty.

6.                 CERTAIN DEFINITIONS.

For the purposes of this Contract, the terms “control” and “assignment” have their respective meanings defined in the Investment Company Act of 1940, as amended (the “1940 Act”), subject, however, to the rules and regulations under the 1940 Act and any applicable

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guidance or interpretation of the Securities and Exchange Commission or its staff; and the term “brokerage and research services” has the meaning given in the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934 and under any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.

7.                 NON-LIABILITY OF MANAGER.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Company or to any shareholder of the Company, including the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

8.	THIRD PARTY BENEFICIARIES

No shareholder or any person other than the Company and the Manager is a party to this Contract and no person other than the Fund shall be entitled to any right or benefit arising under or in respect of this Contract; there are no third-party beneficiaries of this Contract other than the Fund. Without limiting the generality of the foregoing, nothing in this Contract is intended to, or shall be read to, (i) create in any shareholder other than the Fund or person other than the Company (including without limitation any shareholder in the Company other than the Fund) any direct, indirect, derivative, or other rights against the Manager, or (ii) create or give rise to any duty or obligation on the part of the Manager (including without limitation any fiduciary duty) to any shareholder other than the Fund or person other than the Company, and all of the rights, duties, and obligations referred to in the foregoing clauses (i) and (ii) are hereby expressly excluded from this Contract.

9.	MISCELLANEOUS.

(a)                 It is understood by both parties that the Manager is an independent contractor and not an employee or agent of the Company. Except as provided in this Contract, the Manager shall not have authority to bind, obligate or represent the Company.

(b)                This Contract shall be executed outside of The Commonwealth of Massachusetts.

(c)                 The Company represents that it is (i) a Qualified Eligible Person as defined in Commodity Futures Trading Commission (“CFTC”) Rule 4.7 and (ii) an “eligible contract participant” as defined in Section 1a(18) of the Commodity Exchange Act and in CFTC Rule 1.3(m).

(d)               To the extent required by the applicable swap execution facility (“SEF”) rules, and in accordance with applicable law, the Company, agrees (A) to provide each SEF and its agents access to all books and records, the Company’s staff and any other information required for monitoring and enforcement of applicable SEF rules, (B) that every swap entered into on the Company’s behalf shall be subject to the rules of the SEF to the extent such rules are applicable to that swap, and (C) to submit to SEF jurisdiction to the extent required under applicable law and/or SEF rules.

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The Company authorizes the Manager to enter into “block trades” on the Company’s behalf, including, without limitation, by aggregating the Company’s transactions with transactions the Manager enters into on behalf of other clients.

The Manager agrees to provide the Company, following execution of any agreement with a SEF and upon request, with a copy of the applicable SEF rulebook(s) and participant documentation.

(e)                 Nothing in this Contract shall limit or restrict the right of any director, officer, or employee of the Manager who may also be a Director, officer, or employee of the Company to engage in any other business or to devote his or her time and attention to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, or limit or restrict the right of the Manager to engage in any other business or to render services of any kind, including investment advisory and management services, to any other company, firm, individual or association.

10.	LIMITATION OF LIABILITY OF SHAREHOLDERS, DIRECTORS AND OFFICERS.

The Manager agrees that in satisfaction of any liability, debt, judgment, or other obligation owing from the Company under this Contract, it shall have recourse to the assets of the Company only and not to any shareholder, Director or officer of the Company individually.

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IN WITNESS WHEREOF, PUTNAM PANAGORA MANAGED FUTURES STRATEGY LTD. and PUTNAM INVESTMENT MANAGEMENT, LLC have each caused this instrument to be signed on its behalf by its duly authorized representative, all as of the day and year first above written.

PUTNAM PANAGORA MANAGED FUTURES STRATEGY LTD.

By:	/s/ Carlo N. Forcione
Carlo N. Forcione
Director
PUTNAM INVESTMENT MANAGEMENT, LLC

By:	/s/ Robert T. Burns
Robert T. Burns Chief Legal Officer and General Counsel

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Schedule A

PUTNAM PANAGORA MANAGED FUTURES STRATEGY LTD.

1.000% of the first $1 billion of Combined Fund Average Net Assets;

0.990% of the next $2 billion of Combined Fund Average Net Assets;

0.980% of the next $2 billion of Combined Fund Average Net Assets;

and 0.970% of any excess thereafter.

“Combined Fund Average Net Assets” means the average of all of the determinations of the aggregate net assets of the Putnam PanAgora Managed Futures Strategy, Putnam PanAgora Market Neutral Fund, and Putnam PanAgora Risk Parity Fund plus the aggregate net assets of any other open-end fund sponsored by Putnam Management for which PanAgora Asset Management, Inc. is acting as sub-adviser, in each case as determined at the close of business on each business day during each month while the Management Contract is in effect.

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